Exhibit 10.1

EMPLOYMENT SEPARATION AND SEVERANCE AGREEMENT

This Employment Separation and Severance Agreement (the “Separation Agreement”) is made effective as of January 19, 2010, by and between Golden Phoenix Minerals, Inc., a Nevada corporation (the "Company") and David A. Caldwell, an individual (the "Employee").

RECITALS

WHEREAS, pursuant to a written employment agreement between the Company and Employee dated February 27, 2006, as amended by that certain Addendum to Employment Agreement dated January 31, 2007, the Company has employed the Employee as its Chief Executive Officer (“CEO”) effective as of January 31, 2007 (collectively, the “Employment Agreement”);

WHEREAS, the Employee also serves on the Company’s Board of Directors (“Board”);

WHEREAS, the Company and the Employee now desire to terminate the Employment Agreement by mutual agreement and Employee further wishes to tender his resignation from his position as CEO of the Company and from the Board, effective as of 5:00 p.m. Pacific time, on February 1, 2010 (the “Termination Date”);

WHEREAS, the Company is currently indebted to the Employee for various financial obligations, including, but not limited to, those certain deferred unpaid salary amounts and director’s fees, accrued unpaid expenses, principal and accrued interest due on that certain loan made by Employee to the Company and one year of Employee’s base salary in such amount as would be due pursuant to the terms of the Employment Agreement;

WHEREAS, due to the Company’s lack of immediate access to the capital and credit markets as a result of the current global economic difficulties, the Company is currently negotiating mutually agreeable settlements and discounts with all of its creditors;

WHEREAS, pursuant to the terms of that certain non-binding Term Sheet entered into by the Company and Employee on January 12, 2010 (“Term Sheet”), the Company and Employee have agreed to certain mutually beneficial separation and severance terms as a compromise and settlement in full of all amounts, obligations and indebtedness owed by the Company to the Employee as well as a mutual release of any and all claims either party may have against the other.

NOW THEREFORE, in consideration of the above and the mutual promises, covenants and conditions contained herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.             Employment.  The Company and the Employee hereby agree to mutually terminate the Employment Agreement and sever their employment relationship effective on the Termination Date pursuant to the terms and conditions set forth in this Separation Agreement.

2.             Resignation.  The Employee shall cease functioning in the position of CEO for the Company, as well as a member of the Board, and in any other position that he may hold or be construed to hold with the Company or its affiliates, and shall cease to be an employee for the Company and its affiliates, effective on the Termination Date.  As of the Termination Date, the Employee hereby tenders resignation, without cause, as the Company’s CEO, a member of the Board and as any other position that the Employee may hold, or may be construed to hold with the Company or its affiliates.

3.             Severance.  All payments of every description in this Section 3 shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to the Employee.  Employee acknowledges and agrees that the payments and agreements set forth in this Section 3 shall constitute payment in full of all monies owed to Employee, and the Company is not obligated to provide any further severance in accordance with paragraph 4.5 or any other section of the Employment Agreement.

3.1.          Cash.  The Company shall make cash payments to Employee in immediately available funds as follows:

a.           Initial Payment.  The Company shall make an initial payment to Employee of Twelve Thousand Five Hundred Dollars ($12,500) upon the signing of the Term Sheet, receipt of which is hereby acknowledged.

b.           Signing Payment.  Immediately upon the signing of this Separation Agreement by both parties, the Company shall make a further payment to Employee of Twelve Thousand Five Hundred Dollars ($12,500).

c.           Subsequent Payment.  Upon the earlier of the Company’s closing of either (i) a transaction involving the Company’s Mineral Ridge mining property, or (ii) a financing by a third party involving an infusion of working capital to the Company of at least $250,000, the Company shall make a payment to Employee of Twenty Thousand Three Hundred Seventy-Eight Dollars and 57/100 ($20,378.57) (the “Subsequent Payment”).

3.2.          Promissory Note.  The Company shall, as soon as reasonably practicable, issue Employee an unsecured promissory note (the “Note”), in the principal amount of Three Hundred Sixty-Six Thousand Six Hundred Twenty-Three Dollars and 32/100 ($366,623.32), such Note to accrue interest at a rate of 2.0% per annum, with a maturity date twenty-four (24) months from the date of this Separation Agreement.  Employee hereby agrees that the Note shall be forgiven in its entirety and cancelled in the event the Company agrees, prior to the Note’s maturity, to proceed with the purchase of an asset (project) owned by the Employee and submitted through NewCo (as defined and further described below) and the parties enter into a definitive agreement with respect to such project.

3.3.          New Company Interest. Employee shall, as soon as reasonably practicable, form a new company, contemplated by the parties to be a Nevada limited liability company (“NewCo”), which shall be formed for the purposes of engaging in mineral exploration and development, and Employee shall act as Chief Executive Officer and Exploration Geologist of NewCo.

a.           Issuance of NewCo Interest.  Immediately upon the formation of NewCo, NewCo shall issue the Company that number of shares or membership interests, as applicable, of NewCo representing a twenty-five percent (25%) ownership interest in NewCo (the “NewCo Interest”) in exchange for ongoing monthly cash payments of Seven Thousand Five Hundred Dollars ($7,500) (“NewCo Payments”), such NewCo Payments to commence 30 days after the formation of NewCo and continue on a monthly basis thereafter for a period of twenty-four (24) months, all as to be further detailed in a contribution agreement contemplated to be entered into by and between the Company and NewCo (“Contribution Agreement”).  The NewCo Payments shall be under the sole control and discretion of Employee in his capacity as CEO of NewCo, to use for the benefit of NewCo.  The Company shall have no further financial or other obligations to NewCo except as expressly agreed to in writing.

b.           NewCo Mineral Projects.  Employee hereby agrees to use his best commercially reasonable efforts in his capacity as CEO of NewCo to identify, locate and review commercially viable exploration and mining projects in order to acquire, sell or joint venture such properties with third parties, with the Company to have a right of first refusal as described below.  For the sake of clarity, the parties hereby acknowledge that as of the date of this Separation Agreement, neither party has identified any such property intended to be the basis of such future transaction.  The Company shall have a right of first refusal to negotiate with NewCo for the purchase of any such mining, mineral or exploration property rights acquired by NewCo (the “Right of First Refusal”) as follows, all of which shall be subject to definitive agreements between the Company and NewCo to be executed upon NewCo’s formation:

(i)           Notice.  NewCo shall provide Company with written notice (“Notice”) stating (A) NewCo’s bona fide intention to recommend, broker, joint venture, sell or otherwise transfer the subject property or portions thereof (“Offered Property”); (B) the name and address of each proposed purchaser or other transferee (the “Proposed Transferee”), (C) the bona fide cash price or other consideration for which NewCo proposes to transfer the Offered Property (the “Offered Price”), and (D) that NewCo acknowledges the Notice is an offer to transfer the Offered Property, or any rights therein, to the Company pursuant to the Company’s Right of First Refusal at the Offered Price as provided for in this Agreement;

(ii)           Exercise of Right of First Refusal.  At any time within thirty (30) days after the date of the Notice, the Company may, by giving written notice to NewCo, elect to participate in the purchase or transfer of all or some portion of the Offered Property proposed to be transferred to any one or more of the Proposed Transferees named in the Notice, on terms at or more favorable than the terms set forth in the Notice.

(iii)           Purchaser’s Right to Transfer.  If the Company purchases less than all of the Offered Property as provided in this Section, then NewCo may sell or otherwise transfer such remaining portion of the Offered Property to each Proposed Transferee at the Offered Price or at a higher price, provided that (A) such sale or other transfer is consummated within one hundred twenty (120) days after the date of the Notice.

3.4.          Conversion of Amounts Owed into Company Common Stock.  Amounts owed to Employee pursuant to this Section 3 may be converted into shares of Company common stock under certain circumstances as set forth below and upon the following terms and conditions:

a.           Conversion of Note.  The Note to be issued to Employee pursuant to Section 3.2 shall, by its terms and to the extent of an outstanding balance of principal and interest, be convertible into shares of Company common stock as follows: (i) on the one (1) year anniversary of the date of the Note, the Employee may elect to convert up to fifty percent (50%) of the then outstanding balance of principal and interest into such number of shares of Company common stock at a conversion rate of 16.7 shares of Company common stock for each $1.00 of principal and interest to be converted; and (ii) on the Note’s stated maturity date, the Employee may elect to convert any remaining outstanding balance of principal and interest into such number of shares of Company common stock at a conversion rate of 10 shares of Company common stock for each $1.00 of principal and interest to be converted.

b.           Conversion of NewCo Payments.  In the event the Company is unable or fails to make the NewCo Payments when and as due pursuant to Section 3.3(a) for three (3) consecutive months, such accrued sums due and owing may, at the option of NewCo, be convertible into such number of shares of Company common stock at a conversion rate to be determined by dividing the total amount due and elected by NewCo to be converted by the 20-day trailing average closing price of the Company’s common stock as quoted by the OTC Bulletin Board based on the date of the conversion election.  In the event of issuance shares carrying a Rule 144 Legend a 30% discount to the 20-day trailing average will be applied when calculating the number of shares to be issued.

c.           Conversion upon Termination.  Notwithstanding anything herein to the contrary, in the event the parties mutually agree to terminate this Separation Agreement prior to the payment of all amounts owed under this Section 3, any such sums, including, but not limited to, the Subsequent Payment, the Note and the NewCo Payments, shall automatically be converted into such number of shares of Company common stock at a conversion rate to be determined by dividing the total amount due and unpaid pursuant to Section 3 herein by the 20-day trailing average closing price of the Company’s common stock as quoted by the OTC Bulletin Board based on the date of termination.

3.5.           Stock Option Grants.  Any unvested portion of the Employee’s stock options outstanding as of the Termination Date shall vest immediately upon the Termination Date, and shall otherwise be subject to the provisions and terms thereof.

3.6.          Purchase of Company Stock.  The Company further acknowledges that additional amounts in Expenses ($4,807.74), Director’s fees ($5,000.00) and truck rental to Mineral Ridge ($4,320.00) through the date of resignation will be held in reserve to offset the $11,835.00 for the purchase of the 1.5MM shares of stock that it was to have issued on May 7, 2009 under an engagement contract dated the same day.  Any amounts owing (or in credit) to complete the $11,835.00 purchase will be paid within thirty (30) days of the Effective Date and the stock certificate shall be issued at that time.

4.             Release of Liability.  The Employee acknowledges that he enters into this Separation Agreement freely and voluntarily, and agrees as follows:

4.1.          Title VII Claims.  The Employee acknowledges that Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, as amended, the Age Discrimination in Employment Act of 1967, the Vietnam Era Veterans Readjustments Assistance Act of 1974, the Federal Family and Medical Leave Act of 1993, as amended, and other state and local laws provide the right to an employee to bring charges, claims or complaints against an employer if the employee believes he has been discriminated against on a number of bases, including but not limited to race, ancestry, color, religion, sex, marital status, national origin, age, status as a veteran of the Vietnam era, request or need for family or medical leave, physical or mental disability, medical condition or sexual preference.  The Employee, with full understanding of the rights afforded him under these and other federal, state and local laws, agrees that he will not file, or cause to be filed against the Company, any charges, complaints, or actions based on any alleged violation of these federal, state and local laws, or any successor or replacement federal or state laws.  The Employee hereby waives any right to assert a claim for relief available under these federal, state and local laws including, but not limited to, back pay, attorneys' fees, damages, reinstatement, or injunctive relief, which the Employee may otherwise recover based on any alleged violation of these federal, state and local laws, or any successor or replacement federal, state or local laws.

4.2.          Release of Claims.  In exchange for the promises and covenants set forth herein, the Employee hereby releases, acquits, and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients of and from any and all claims liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (“Claims”), (including but not limited to any federal, state or local law or cause of action including, but not limited to, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disability Act, as amended, the Federal Family and Medical Leave Act of 1993, as amended, the Vietnam Era Veterans Readjustment Assistance Act of 1974, and state and local laws, any allegation of wrongful termination and any claim arising out of the Constitution of the State of Nevada; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing), but only to the extent that such Claims directly or indirectly arise out of or are in any way connected with: (a) the Company’s employment of the Employee, (b) the termination of that employment, (c) the Employee’s tenure as a member of the Board; (d) the Company’s performance of its obligations as the Employee’s former employer; (e) claims or demands related to salary, bonuses, commissions, (f) vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation, or (g) repayment of loans made by Employee to the Company. The Employee agrees to indemnify and hold the Company and its shareholders, directors, officers, agents and employees harmless from any liabilities, debts, demands, causes of action, injuries, costs, attorneys' fees or damages of any kind arising out of the Employee’s action or inactions, whether negligent or otherwise, with respect to, or in connection with this Separation Agreement or the Employment Agreement.

4.3.          ADEA Waiver.  Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”). Employee also acknowledges that the consideration set forth in Section 3 given for the waiver and release pursuant to this Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this Agreement in writing, as required by the ADEA, that:

a.           his waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement;

b.           he has the right to consult with an attorney prior to executing this Agreement;

c.           he has twenty-one (21) days to consider this Agreement (although Employee may choose to waive this provision by voluntarily executing this Agreement earlier);

d.           he has seven (7) days following the execution of this Agreement to revoke the Agreement; and

e.           this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by both parties.

5.             Confidential Information.  The Employee acknowledges that during the course of his duties with the Company, he handled confidential information of the Company and its affiliates.  The Employee agrees he will retain in the strictest confidence all confidential matters which relate to the Company or its affiliates, including, without limitation, pricing lists, business plans, financial projections and reports, business strategies, internal operating procedures and other confidential business information from which the Company derives an economic or competitive advantage or from which the Company might derive such advantage in its business, whether or not labeled "secret" or "confidential," and not to disclose directly or indirectly or use by him in any way, either during the term of this Separation Agreement or at any time thereafter except as permitted by law.

6.             Trade Secrets.  The Employee shall not disclose to any others or take or use for the Employee's own purposes or purposes of any others at any time, any of the Company's trade secrets, including without limitation, confidential information; customer lists; information concerning current or any future and proposed work, services, properties or products; the fact that any such work, services, properties or products are planned, under consideration, or in production, as well as any description thereof, computer programs or computer software.  The Employee agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in the Company's possession and (ii) trade secrets conceived, originated, discovered or developed by the Employee during the term of his employment.

7.             Inventions; Ownership Rights.  The Employee agrees that all ideas, techniques, inventions, systems, formulas, discoveries, technical information, programs, prototypes and similar developments ("Developments") developed, created, discovered, made, written or obtained by him in the course of or as a result, directly or indirectly, of performance of his duties to the Company, and all related industrial property, copyrights, patent rights, trade secrets and other forms of protection thereof, shall be and remain the property of the Company.  The Employee agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be requested by the Company to enable the Company to protect its rights to any such Developments.

8.             No Disparagement of the Company or Employee.  The Employee agrees that he will not make any statements which are or may appear derogatory about or disparaging to the Company or any of its agents, officers, directors or other employees, except as may be required by court order or applicable law.  The Company also agrees it will not make any statements which are or may appear derogatory about or disparaging to the Employee, except as may be required by court order or applicable law.

9.             Non-Interference; No Solicitation.  The Employee agrees not to interfere with any of the Company's contractual obligations with others.  Furthermore, the Employee agrees during a period of eighteen (18) months commencing on the Termination Date, to not, without the Company's express written consent, on his behalf or on behalf of another: (i) contact or solicit the business of any client, customer, creditor or licensee of the Company, (ii) hire employees of the Company, other than clerical employees, or (iii) solicit the business of any client, customer or licensee of the Company.  The Employee acknowledges that this section 9 is a reasonable and necessary measure designed to protect the proprietary information of the Company.

10.           Return Company Property.  The Employee agrees that he will promptly, within two (2) business days of the Termination Date, return to the Company, all the Company's or its affiliates' memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (including extracts and copies thereof) relating to the Company or its affiliates, and all other property of the Company.

11.           Actions Contrary to Law.  Nothing contained in this Separation Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Separation Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such event, the provisions of this Separation Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

12.           Miscellaneous.

12.1.        Notices.  All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or facsimile number shall be effective only upon actual receipt by the other party.  Notices shall be delivered at the following addresses, unless changed as provided for herein:

To the Employee:	David A. Caldwell 165 West Oak Street Elko, NV 89801
To the Company:	Board of Directors Golden Phoenix Minerals, Inc. 1675 East Prater Way, Suite 102 Sparks, Nevada 89434 Fax: 775-853-5010

12.2.        Entire Agreement.  This Separation Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to its subject matter, including, but not limited to, the Employment Agreement and the Term Sheet.  Each party to this Separation Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Separation Agreement shall be valid or binding.  Any modification of this Separation Agreement will be effective only if it is in writing and signed by both parties.

12.3.        Governing Law.  This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

12.4.        Jurisdiction and Venue.  The parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Nevada with the sole and exclusive venue of Washoe County in any action on a claim arising out of, under or in connection with this Separation Agreement or the transactions contemplated by this Separation Agreement, provided such claim is not required to be arbitrated pursuant to Section 12.5.  The parties further agree that personal jurisdiction over them may be effected by notice as provided in Section 12.1, and that when so made shall be as if served upon them personally within the State of Nevada.

12.5        Arbitration.  Any controversy, dispute or claim arising out of or relating to this Separation Agreement or the Employment Agreement terminated by this Separation Agreement, performance hereunder or breach thereof, which cannot be amicably settled, shall be settled by arbitration conducted in Washoe County unless some other location is mutually agreed to in a writing signed by both parties.  Said arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association at a time and place within the above-referenced location as selected by the arbitrator(s).

a.           Initiation of Arbitration.  After seven (7) calendar days prior written notice to the other, either party hereto may formally initiate arbitration under this Separation Agreement by filing a written request therefore, and paying the appropriate filing fees, if any.

b.           Hearing and Determination Dates.  The hearing before the arbitrator shall occur within thirty (30) calendar days from the date the matter is submitted to arbitration.  Further, a determination by the arbitrator shall be made within forty-five (45) calendar days from the date the matter is submitted to arbitration.  Thereafter, the arbitrator shall have fifteen (15) calendar days to provide the parties with his decision in writing.  However, any failure to meet the deadlines in this paragraph will not affect the validity of any decision or award.  The arbitrator’s written decision shall summarize the issues and resolution of the controversy, and the decision shall be based solely upon the law governing the claims and defenses pleaded by the parties.  The arbitrator shall have the authority to award any relief available in a court of law.

c.           Binding Nature of Decision.  The written reasoned decision of the arbitrator shall be binding on the parties without the right to any writ of review, appeal, or court review thereof.  Judgment thereon shall be entered in a court of competent jurisdiction.

d.           Injunctive Actions.  Nothing herein contained shall bar the right of either party to seek to obtain injunctive relief or other provisional remedies against threatened or actual conduct that will cause loss or damages under the usual equity rules including the applicable rules for obtaining preliminary injunctions and other provisional remedies.

e.           Fees and Costs.  The cost of arbitration, including the fees of the arbitrator, shall initially be borne by the Company; provided, the prevailing party (as determined by the arbitrator) shall be entitled to recover all such costs allowed by law, in addition to attorneys’ fees and other costs, in accordance with Section 12.6 of this Separation Agreement.

12.6.        Attorneys' Fees.  In the event of any litigation, arbitration, or other proceeding arising out of this Separation Agreement, or the parties’ performance as outlined herein, the prevailing party shall be entitled to an award of costs, including an award of reasonable attorneys’ fees.  Any judgment, order, or award entered in any such proceeding shall designate a specific sum as such an award of attorneys’ fees and costs incurred.  This attorneys’ fee provision is intended to be severable from the other provisions of this Separation Agreement, shall survive any judgment or order entered in any proceeding and shall not be deemed merged into any such judgment or order, so that such further fees and costs as may be incurred in the enforcement of an award or judgment or in defending it on appeal shall likewise be recoverable by further order of a court or panel or in a separate action as may be appropriate.

12.7.        Amendment, Waiver.  No amendment or variation of the terms of this Separation Agreement shall be valid unless made in writing and signed by the Employee and the Company.  A waiver of any term or condition of this Separation Agreement shall not be construed as a general waiver by the Company.  Failure of either the Employee or the Company to enforce any provision or provisions of this Separation Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Separation Agreement.

12.8.        Ambiguities.  This Separation Agreement shall not be subject to the rule that any ambiguities in the contract are to be interpreted against the drafter of the Separation Agreement.

12.9.        Counterparts.  This Separation Agreement may be signed in one or more counterparts (by facsimile or otherwise), all of which shall be treated as one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement effective as of the date first hereinabove written.

THE EMPLOYEE

Date: 1/19/10	By: /s/ David A. Caldwell David A. Caldwell

THE COMPANY

Date: 1/25/10	Golden Phoenix Minerals, Inc. By: /s/ Robert P. Martin Robert P. Martin, President